SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 3, 2003

eCollege.com
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(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-28393 (Commission File Number)	84-1351729 (I.R.S. Employer Identification No.)

4900 South Monaco Street
Denver, Colorado 80237
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(Address of principal executive offices)

Registrant's telephone number, including area code (303) 873-7400

N/A
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Former Name or Former Address, if Changed Since Last Report

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press release dated February 3, 2003, "eCollege(SM) Announces Record Quarterly Revenue of $6.3 Million; Cash Flow From Operations Increases to $681 Thousand"

ITEM 9. REGULATION FD DISCLOSURE

On February 3, 2003 eCollege issued a press release announcing its annual and fourth quarter 2002 earnings. The information contained in the press release dated February 3, 2003 is incorporated herein by reference and filed as exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2003

eCollege.com

By: /s/ Oakleigh Thorne Oakleigh Thorne, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated February 3, 2003, "eCollege(SM) Announces Record Quarterly Revenue of $6.3 Million; Cash Flow From Operations Increases to $681 Thousand"

Exhibit 99.1

For Immediate Release

For Information Contact
Doug Kelsall Executive Vice President and CFO 303.873.3897 dougk@ecollege.com	Kristi Emerson Public Relations Manager 303.873.3788 kristie@ecollege.com

eCollege(SM) Announces Record Quarterly Revenue of $6.3 Million

Cash Flow From Operations Increases to $681 Thousand

DENVER - February 3, 2003 - eCollege(SM) [Nasdaq: ECLG], a leading provider of technology and services for online higher education programs, today announced it achieved record revenue of $6.3 million for the fourth quarter of 2002, up from $5.6 million for the fourth quarter of 2001. Revenue for the year increased 19 percent to $23.7 million, from $19.8 million in 2001, while student fees increased 38 percent year over year to $18.1 million and represented 76 percent of total revenue for the year ended December 31, 2002.

The Company had positive cash flow from operations of $681 thousand during the fourth quarter of 2002, compared to positive cash flow of $86 thousand for the fourth quarter last year. The Company's cash and cash equivalents were $13.6 million as of December 31, 2002. This represents an increase of $526 thousand from September 30, 2002 and a decrease of $3.0 million from December 31, 2001.

"Achieving significant positive cash flow marks a major milestone for us as a company, and should reassure customers about our long term financial viability," said Oakleigh Thorne, chairman and CEO of eCollege. "We are extremely proud to have achieved this milestone while continuing to invest in the research and development necessary to drive the ongoing quality of our products and services."

The net loss for the fourth quarter of 2002 was $642 thousand ($.04 per share, calculated on an average of 16.4 million shares), compared to a net loss for the fourth quarter last year of $1.2 million ($.08 per share, calculated on an average of 16.3 million). For the year ended December 31, 2002, the net loss was $4.9 million ($.30 per share, calculated on an average of 16.3 million shares), compared to a net loss for 2001 of $12.3 million ($.76 per share, calculated on an average of 16.2 million shares).

The Company's fourth quarter EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was positive $395 thousand, compared to positive EBITDA of $36 thousand for the comparable period last year, and positive EBITDA of $266 thousand for the third quarter of 2002. For 2002, the Company's EBITDA improved to a negative $251 thousand compared to a negative $7.7 million for 2001. The Company feels that EBITDA is an important financial metric to measure at this stage in its life cycle, as it is used by many investors as an indicator of a company's ability to generate positive cash from operations.

On December 31, 2002, total assets were $22.6 million, deferred revenue was $3.2 million, the Company had $2.9 million outstanding under its line of credit, and shareholders' equity totaled $10.4 million.

"As these financial results and every other key indicator of our business demonstrate, we are tracking in the right direction. These key indicators, including positive cash flow, positive EBITDA for two quarters in a row, progress toward positive net income, and efficient cost management, speak to the strength of our model and our commitment to the long-term success of our customers," said Thorne.

The following are highlights from eCollege's fourth quarter:

  For the 2002 fall academic term, which impacts both the third quarter and fourth quarter, the total number of student enrollments was approximately 157,000 compared to approximately 96,000 enrollments for the 2001 fall term. Approximately 80,000 of these enrollments represent distance students, up from 58,000 distance students in the fall term last year.
  The number of distance courses running this fall was approximately 4,900, an increase of 27 percent compared with the fall term of 2001. The number of on-campus course supplements was approximately 3,800, up 85 percent from 2,100 in the fall term of 2001.
  Gross margin for the fourth quarter of 2002 improved significantly to $3.2 million, or 51 percent of revenue, compared to a gross margin of $2.4 million, or 43 percent of revenue for the same quarter last year. The Company achieved a 51 percent gross margin for the year, or $12.0 million, compared to a gross margin of 30 percent, or $6.0 million, last year.
  The Company continues to see shifts in its account base as it focuses on clients with large online programs. Consistent with this strategy, eCollege signed 8 new customers and allowed 6 contracts to expire this quarter, bringing its total number of customers under contract to 260 at the end of the year, compared to 249 at the end of 2001. Additionally, the Company completed 19 up-sales to existing customers during the fourth quarter.
  As part of its continued commitment to provide an open platform that works with other applications, eCollege announced compatibility with Impatica to improve the playback quality and efficiency of PowerPoint presentations for students with limited connection speeds.
  eCollege announced a partnership with Thomson Learning, a leading provider of learning solutions for individuals and organizations around the world, enabling its customers to incorporate Thomson college titles into their eCollege AU+(SM) online courses and online course supplements.
  For the second year in a row, eCollege was among the fastest growing companies in Colorado and in the nation, ranking fifth on the Deloitte & Touche Colorado Technology Fast 50, and ranking on the Deloitte & Touche North American Technology Fast 500.

Conference Call

eCollege will hold a conference call to discuss its 2002 fourth quarter and year end financial results at 12:00 noon Eastern Time on February 4, 2003. Interested parties can listen to the conference call live on the Internet by going to the Investor Relations section of eCollege's website at www.eCollege.com and clicking on the "Live Webcast" link. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived Webcast will be available on eCollege's website through February 18, 2003. A conference call replay will also be available from approximately 3:00 p.m. Eastern Time on February 4, 2003 until midnight Eastern Time on February 11, 2003. To listen to the replay, participants should dial 800-642-1687. The confirmation ID is: 7523696.

About eCollege

eCollege [Nasdaq: ECLG] is a leading eLearning technology and services provider to educational markets. The Company designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. eCollege's customers include publicly-traded for-profit institutions, community colleges, public and private universities, school districts, and state departments of education. The Company was founded in 1996 and is headquartered in Denver. For more information, visit www.eCollege.com.

The statements set forth above include forward-looking statements that involve risks and uncertainties. Examples of these forward looking statements would include statements about expected future profitability, long term financial viability, expected future trends in our financial results, expected student enrollments, and future product launches. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include: the difficulty in predicting future growth due to the undeveloped and rapidly changing market for our products and services; the market for online learning in higher education is in an early stage and may not continue to develop; the possibility that we may not be able to achieve continued growth or maintain current levels of revenue; the Company's lengthy sales cycle; substantial competition, including pricing competition, in the online education market; technological developments, emerging industry standards and customer requirements, which continually require the Company to improve its software and services, which could lead to increased costs and expenses. These and other factors, which could cause actual results to differ materially, are also discussed in the Company's filings with the SEC, including its form 10-K for 2001, which was filed on March 28, 2002. The forward-looking statements in this press release are made as of the day hereof and the Company assumes no obligation to update its forward-looking statements.

eCollege and eCollege AU+ are service marks of eCollege. All other trademarks or registered trademarks are the property of their respective owners.

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eCollege
Condensed Statements of Operations
Unaudited
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2002	2001	2002	2001
Revenue:
Student Fees	$ 4,842	$ 3,641	$ 18,058	$ 13,054
Campus and Course	995	1,180	3,969	4,718
Other	415	732	1,665	2,075
Total Revenue	6,252	5,553	23,692	19,847

Cost of Revenue	3,079	3,170	11,663	13,841
Gross Profit	3,173	2,383	12,029	6,006

Operating Costs and Expenses:
Research and Development	1,383	1,011	5,658	4,810
Sales and Marketing	1,165	1,427	5,339	7,172
General and Administrative	1,252	1,175	5,895	6,692
Total Operating Costs and Expenses	3,800	3,613	16,892	18,674

Loss from Operations	(627)	(1,230)	(4,863)	(12,668)
Interest and Other Income (Expense), Net	(15)	(19)	(58)	331
Net Loss	$ (642)	$ (1,249)	$ (4,921)	$ (12,337)
	========	========	==========	=========
Basic and Diluted Net Loss per Share	$(0.04)	$(0.08)	$(0.30)	$(0.76)
	========	========	==========	=========
Shares Used in Computing Net Loss per Share	16,380,714	16,284,735	16,329,400	16,219,174
	========	========	==========	=========
Earnings Before Interest, Taxes, Depreciation and Amortization:
Net Loss	$ (642)	$ (1,249)	$ (4,921)	$ (12,337)
Interest Income and Expense, Net	15	19	58	(483)
Taxes on Income	--	--	--	--
Depreciation	696	835	3,205	3,468
Amortization of Capitalized Software and Stock-based Compensation	326	431	1,407	1,645
	========	========	==========	=========
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization	$395	$36	$(251)	$ (7,707)
	========	========	==========	=========

eCollege
Condensed Balance Sheets
Unaudited
(in thousands)

	December 31, 2002	December 31, 2001

Assets
Current Assets:
Cash and Cash Equivalents	$ 13,633	$ 16,626
Accounts Receivable and Other Current Assets	3,863	3,024
Total Current Assets	17,496	19,650

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	5,071	7,590
Total Assets	$ 22,567	$ 27,240
	=========	=========
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts Payable and Accrued Liabilities	$ 3,663	$ 4,852
Deferred Revenue	3,113	2,774
Capital Leases	1,136	847
Line of Credit	2,938	2,500
Total Current Liabilities	10,850	10,973

Capital Leases	706	946
Deferred Revenue	65	323
Other Liabilities	520	0
Total Liabilities	12,141	12,242
Shareholders' Equity	10,426	14,998
Total Liabilities and Shareholders' Equity	$ 22,567	$ 27,240
	=========	=========

eCollege
Condensed Statement of Cash Flow
Unaudited
(in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
	2002	2001	2002	2001

Cash Flows from Operating Activities:
Net Loss	$ (642)	$ (1,249)	$ (4,921)	$ (12,337)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) Operating Activities-
Depreciation	696	835	3,205	3,468
Amortization of Capitalized Software	314	314	1,255	941
Other (Net)	10	117	228	804
Change in-
Accounts Receivable and Accrued Revenue Receivable	1,528	2,631	(1,085)	1,798
Deferred Revenue	(1,490)	(1,772)	80	(1,635)
Other Changes in Assets and Liabilities (Net)	265	(790)	(931)	(4,294)
Net Cash Provided by (Used in) Operating Activities	681	86	(2,169)	(11,255)

Cash Flows from Investing Activites:
Purchases of Property and Equipment	(194)	(43)	(1,638)	(705)
Capitalized Software	-	-	-	(622)
Proceeds and Purchases from (of) Marketable Securities	-	-	-	16,130
Other (Net)	4	50	13	132
Net Cash Provided by (Used in) Investing Activities	(190)	7	(1,625)	14,935

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	141	138	313	380
Proceeds and Payments from (on) Lease Line of Credit (Net)	(106)	(195)	50	(226)
Proceeds and Payments from (on) Line of Credit (Net)	-	-	438	500
Net Cash Provided by (Used in) Financing Activities	35	(57)	801	654

Net (Decrease) Increase in Cash and Cash Equivalents	526	36	(2,993)	4,334
Cash and Cash Equivalents, Beginning of Period	13,107	16,590	16,626	12,292
Cash and Cash Equivalents, End of Period	$ 13,633	$ 16,626	$ 13,633	$ 16,626
	=========	=========	=========	=========
Schedule of Noncash Activities:
Financed software purchases	$ 555	$ -	$ 555	$ -
	=========	=========	=========	=========